Exhibit 99.1

For Immediate Release
Contact:
Mike Bauer	Jerry Daly or Carol McCune
Sr. Director, Finance and Investor Relations	Daly Gray Public Relations (Media)
(703) 812-7202	(703) 435-6293

MeriStar Hospitality Corporation Reports Second Quarter 2005 Results,

Increases Adjusted FFO per Share Guidance

ARLINGTON, Va., August 3, 2005—MeriStar Hospitality Corporation (NYSE: MHX), one of the nation’s largest hotel real estate investment trusts (REIT), today announced financial results for the second quarter ended June 30, 2005. Highlights of the company’s strong quarterly performance include1:

•	Net income increased to $0.9 million or $0.01 per diluted share compared to a net loss of $(11.6) million or $(0.14) per diluted share for the 2004 second quarter;

•	Adjusted funds from operations (FFO) per share of $0.32 increased 33 percent compared to $0.24 per share for the 2004 second quarter;

•	Adjusted EBITDA of $62.0 million increased over 19 percent compared to $51.9 million in the 2004 second quarter;

•	Revenue per available room (RevPAR) increased 9.9 percent for the comparable hotels, as the average daily rate (ADR) rose 9.6 percent and occupancy improved 0.3 percent;

•	Comparable hotel gross operating profit margins improved 196 basis points and comparable hotel EBITDA margins improved 209 basis points; and

•	Business interruption (BI) insurance gain of $2.0 million (based on insurer recognition to date from losses resulting from the 2004 Florida hurricanes) included in net income, adjusted FFO and adjusted EBITDA.

1 FFO, Adjusted FFO, Adjusted EBITDA, and comparable hotel EBITDA margins are non-GAAP financial measures. See the notes to financial information for further discussion of these non-GAAP financial measures.

“The positive operating trends produced by our portfolio in recent quarters carried over into the second quarter, and our hotels continue to gain operating momentum,” said Paul W.

Whetsell, chairman and chief executive officer. “We continue to realize returns from our ongoing renovation program, reflected in higher rate levels achieved at those properties. Our ability to raise rate was the primary contributor to the 209 basis point expansion in our comparable hotel EBITDA margins. With the improved asset quality of our portfolio, we plan to continue aggressively driving rate to take advantage of the additional upside potential we see in this area,” he added.

“We realized double-digit RevPAR gains in several of our key markets, including a 19.8 percent increase in Southern California and a 12.0 percent increase in Washington D.C. Significantly, our 49.99 percent equity investment in the Radisson Lexington in Midtown Manhattan, although not included in our comparable hotel results, achieved a RevPAR gain of 30 percent in the second quarter. The strong performance of the property resulted in distributable cash on our equity interest of nearly $800,000 in the quarter in addition to the $1.4 million preferred return on the $40 million mezzanine loan.”

Renovation Program

In the second quarter, the company invested $24.3 million in non-hurricane related capital improvements at its properties as part of its $100 million strategic renovation program for 2005. “Year to date, we have invested more than $60 million in non-hurricane related capital projects at our properties that have enhanced the quality of our product. The positive impact of these upgrades will continue to allow us to drive strong rate increases and generate better bottom lines at the property level,” Whetsell stated.

The Embassy Suites in Center City Philadelphia, which underwent a complete guestroom renovation, lobby remodeling and an exterior façade repair in the past year, achieved a RevPAR increase in the second quarter of 15.8 percent, led by a 11.5 percent increase in ADR. Also, the

Marriott in Somerset, N.J., which recently renovated its guestrooms, fitness center and other public areas, saw RevPAR increase 25.9 percent and operating profits more than double in the quarter.

Asset Sales

In May, the company sold its Hilton Monterey, Calif. property for $20.5 million. In July, the company completed the sale of its Marina Hotel – San Pedro property for $5.8 million.

The company expects to expand its asset disposition activity for the year in response to strong market conditions for dispositions and expressed interest. The company intends to use the proceeds to repay more expensive debt, particularly its 10  1/2 percent senior notes which are callable in December. “Last quarter we announced we were exploring additional asset sales given the current favorable environment for asset dispositions and the opportunity to improve our capital structure. We now expect to generate approximately $250 to $300 million of asset sales in total for the year. The sale of these assets is more opportunistic in nature and dispositions will be completed only if pricing levels are met,” Whetsell added.

The company recently announced the addition of John Plunket as Senior Vice President – Real Estate who will be responsible for overseeing the company’s disposition and acquisition program.

Capital Structure

“We completed a number of financial transactions since the first quarter aimed at improving our capital structure,” said Donald D. Olinger, chief financial officer. In June, the company completed the placement of a 5.68 percent fixed-rate, 10-year, $44.0 million mortgage on the Hilton Clearwater hotel in

Florida. During the second quarter, the company repurchased $21.5 million of its senior notes bearing interest between 9 and 10  1/2 percent. In the third quarter, the company has repurchased an additional $12.8 million of senior notes. Also, the company sent notice to call the remaining $32.7 million of 8  3/4 percent senior subordinated notes at par on August 15, 2005. “We have taken advantage of the current rate environment to replace high interest rate debt with long-term, lower-cost debt. In addition, retiring our senior subordinated debt will lower our overall interest expense and remove the company’s most restrictive debt covenants.”

In August, the company restructured its secured revolver, expanding the credit line from $50 million to $150 million. “This transaction will create additional liquidity and flexibility as we proceed with our renovation program, work toward resolution of our hurricane insurance claim, and allow us to reduce debt ahead of receiving proceeds from our expanded asset sales program,” Olinger stated.

The company also expects to close on the refinancing of its $300 million CMBS portfolio in August by defeasing the current loan and replacing it with approximately $335 million of new CMBS debt using the same collateral package at a rate over 300 basis points lower. “Not only will this transaction produce run-rate interest savings of approximately $9 million per year, it will also provide us with much greater flexibility in the management of our cash as well as the assets in this portfolio. This refinancing will free up nearly $50 million currently held in restricted cash,” Olinger added. “The results are net present value positive, even with the defeasance cost, and will produce a number of operating benefits.

“Through these transactions, we are making considerable progress in improving our credit statistics, strengthening our balance sheet, and creating shareholder value.”

Florida Hotels Update

Strong growth in the Florida travel market was reflected in the performance of the company’s hotels that were open in the second quarter. The two open Orlando and two Tampa Bay/Clearwater properties reported combined RevPAR gains of 15 percent for the period.

The company continues to make significant progress on repairing its hotels affected by the hurricanes that hit Florida last year. “Four of the five inns on Sanibel Island reopened in the second quarter,” Whetsell remarked. “These properties are restored to exceptional physical condition and their performance since re-opening has been promising. The overall restoration of the quality of the product following our rebuilding efforts is being reflected in the results.” The Best Western Sanibel Island, the fifth Sanibel property, is expected to open in August. The Holiday Inn Walt Disney World is scheduled to reopen in the fourth quarter. South Seas Island Resort on Captiva Island is gradually reopening as condominium units are already being returned for rental and many of the facilities will be fully operating by year-end.

Including the BI insurance gain recognized by the insurers to date, the company’s seven Florida hotels that were substantially closed at the start of the quarter (four of which reopened during the quarter), together with the Dunes Golf and Tennis Club on Sanibel Island, contributed a total of $1.2 million of EBITDA ($0.4 million net loss) in the second quarter 2005, compared to $3.2 million of EBITDA ($0.6 million net income) in the second quarter 2004. In total, these properties contributed $3.8 million of EBITDA ($0.4 million net income) in the first half of 2005, compared to $9.7 million ($4.4 million net income) in the first half of 2004. Additionally, total revenue reported by these properties in the second quarter was $4.4 million in 2005 compared to $26.5 million in 2004.

Total adjusted EBITDA of $62.0 million in the second quarter included $2.0 million of BI insurance gain. “The operating results from our comparable hotels provided for another strong quarter, despite the fact that the insurers have thus far allowed recognition of only a very conservative BI insurance gain in the quarter,” Olinger said. “The $2.0 million of BI recognized in the quarter represents minimum profit recognition independent from the claim payment process and is below both what we ultimately expect to recognize and the $2.5 to $5.0 million included in our guidance for the quarter. We remain quite confident that we will be compensated for lost profits at a level in excess of what we have recognized so far this year, however the timing of the recognition between this year’s quarters will continue to be challenging to predict.”

To date, the company has received over $100 million of hurricane recovery insurance payments. “We have been receiving regular cash payments from our insurers and expect these payments to continue as we work through our claim,” Olinger added. “However, in order to recognize gains resulting from BI insurance for lost income, all contingencies related to the recoveries must be resolved, which is difficult to achieve with the insurers until the claim is more advanced.”

Guidance

The company is revising its 2005 guidance to reflect the strong performance of its portfolio, the additional asset sales, and capital markets activity. “Our revised assumptions on the timing and quantity of asset sales, debt reductions, including calling between $175 and $200 million of our 10 1/2 percent senior notes in December, and refinancings result in an increase in our estimated adjusted FFO per share,” Olinger remarked. RevPAR is projected to increase 9 to 10 percent in the third quarter, and the full year RevPAR is estimated to increase 8.5 to 9.5 percent. Comparable hotel EBITDA margins are expected to increase 150 to 200 basis points in the third quarter and for the full year. Additionally, the company provides the following range of estimates for the third quarter and full year:

•	Net loss of $18 million to $21 million for the third quarter and $42 million to $46 million for the full year;

•	Net loss per diluted share of $(0.20) to $(0.24) for the third quarter and $(0.48) to $(0.52) for the full year;

•	FFO per diluted share of $0.04 to $0.08 for the third quarter and $0.59 to $0.63 for the full year;

•	Adjusted FFO per diluted share of $0.04 to $0.08 for the third quarter and $0.63 to $0.68 for the full year; and

•	Adjusted EBITDA of $37 million to $40 million for the third quarter and $185 million to $190 million for the full year.

See reconciliations of net loss to FFO per diluted share and Adjusted FFO per diluted share and net loss to Adjusted EBITDA included in the tables of this press release. FFO, Adjusted FFO, and Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization and other items) are non-GAAP financial measures and should not be considered as alternatives to any measures of operating results under GAAP. See the notes to financial information for further discussion of these non-GAAP financial measures.

MeriStar will hold a conference call to discuss its second-quarter results today, August 3, 2005, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.meristar.com and click on Investor Relations and then the webcast link.

Interested parties also may listen to an archived webcast of the conference call on the Web site, or may dial (800) 405-2236, reference number 11034186, to hear a telephone replay. The telephone replay will be available through midnight on Wednesday, August 10, 2005.

Arlington, Va.-based MeriStar Hospitality Corporation owns 71 principally upscale, full-service hotels in major markets and resort locations with 19,889 rooms in 22 states and the District of Columbia. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Ritz-Carlton, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality, visit the company’s Web site: www.meristar.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements. Except for historical information, matters discussed in this press release are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to: economic conditions generally and the real estate market specifically; supply and demand for hotel rooms in our current and proposed market areas; other factors that may influence the travel industry, including health, safety and economic factors; competition; cash flow generally, including the availability of capital generally, cash available for capital expenditures, and our ability to refinance debt; the effects of threats of terrorism and increased security precautions on travel patterns and demand for hotels; the threatened or actual outbreak of hostilities and international political instability; governmental actions, including new laws and regulations and particularly changes to laws governing the taxation of real estate investment trusts; weather conditions generally and natural disasters; rising interest rates; and changes in U.S. generally accepted accounting principles, policies and guidelines applicable to real estate investment trusts. These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this press release or incorporated by reference herein. All forward-looking statements speak only as of the date of this press release or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Hotel operations:
Rooms	$142,908	$137,230	$266,669	$265,197
Food and beverage	61,006	57,028	112,187	105,572
Other hotel operations	11,815	15,694	23,039	30,945
Office rental, parking and other revenue	1,212	1,328	3,069	2,625

Total revenue	216,941	211,280	404,964	404,339

Hotel operating expenses:
Rooms	33,785	33,208	64,409	64,153
Food and beverage	40,903	39,877	77,752	76,141
Other hotel operating expenses	7,623	9,943	14,626	19,323
Office rental, parking and other expenses	612	670	1,436	1,255
Other operating expenses:
General and administrative, hotel	31,771	30,152	63,095	61,946
General and administrative, corporate	2,828	3,473	6,361	7,106
Property operating costs	31,294	30,048	60,452	59,300
Depreciation and amortization	23,837	24,356	48,256	49,464
Property taxes, insurance and other	12,098	15,232	22,882	31,345
Loss on asset impairments	—	310	—	310

Operating expenses	184,751	187,269	359,269	370,343

Equity in income/loss of and interest earned from unconsolidated affiliates	2,940	1,600	4,575	3,200
Hurricane business interruption gain	2,009	—	4,290	—

Operating income	37,139	25,611	54,560	37,196
Minority interest (expense) income	(39)	671	308	1,617
Interest expense, net	(30,698)	(30,090)	(61,411)	(64,592)
Loss on early extinguishments of debt	(947)	(1,980)	(1,007)	(7,903)

Income (loss) before income taxes and discontinued operations	5,455	(5,788)	(7,550)	(33,682)
Income tax (expense) benefit	(812)	(38)	(834)	455

Income (loss) from continuing operations	4,643	(5,826)	(8,384)	(33,227)

Discontinued operations:
Loss from discontinued operations before income tax	(3,709)	(5,784)	(4,126)	(18,747)
Income tax benefit	—	55	—	175

Loss from discontinued operations	(3,709)	(5,729)	(4,126)	(18,572)

Net income (loss)	$934	$(11,555)	$(12,510)	$(51,799)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.05	$(0.07)	$(0.10)	$(0.44)
Loss from discontinued operations	(0.04)	(0.07)	(0.04)	(0.24)

Earnings (loss) per basic share	$0.01	$(0.14)	$(0.14)	$(0.68)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.05	$(0.08)	$(0.10)	$(0.45)
Loss from discontinued operations	(0.04)	(0.06)	(0.04)	(0.23)

Earnings (loss) per diluted share	$0.01	$(0.14)	$(0.14)	$(0.68)

RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS (a)

(In thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005		2004	2005	2004
Funds From Operations:
Net income (loss)	$934		$(11,555)	$(12,510)	$(51,799)
Depreciation and amortization of real estate assets	22,503		23,617	45,997	48,120
Loss on disposal of assets	1,037		4,584	1,037	11,530
Unconsolidated affiliate adjustments	1,163		—	2,417	—
Minority interest to common OP unit holders	(628)		(671)	(1,215)	(1,759)
Interest on convertible debt	4,038		—	—	—

Funds from operations	$29,047		$15,975	$35,726	$6,092

Weighted average number of shares of common stock outstanding	104,263	(b)	85,333	87,529	78,234

Funds from operations per diluted share	$0.28		$0.19	$0.41	$0.08

Funds From Operations, as adjusted:
Funds from operations	$29,047		$15,975	$35,726	$6,092
Loss on asset impairments	2,836		2,430	2,836	7,441
Loss on early extinguishments of debt	947		1,980	1,007	7,903
Write off of deferred financing fees	199		453	210	1,719
Minority interest to common OP unit holders	(101)		—	(98)	—

Funds from operations, as adjusted	$32,928		$20,838	$39,681	$23,155

Weighted average number of shares of common stock and common stock equivalents outstanding	104,263	(b)	85,333	87,529	78,234

Funds from operations per diluted share, as adjusted	$0.32		$0.24	$0.45	$0.30

(a)	See the notes to the financial information for discussion of non-GAAP measures.

(b)	The 104,263 weighted average shares of common stock outstanding for diluted FFO and diluted Adjusted FFO for the three months ended June 30, 2005, includes 16,700 incremental shares that are not issued or outstanding, but that are dilutive in calculating FFO per diluted share and adjusted FFO per diluted share, and would be issued upon conversion of our convertible subordinated notes. These $170.0 million notes are convertible into common stock at a ratio of $10.18 per share.

RECONCILIATION OF NET LOSS TO EBITDA (a)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
EBITDA and Adjusted EBITDA:
Net income (loss)	$934	$(11,555)	$(12,510)	$(51,799)
Loss from discontinued operations	(3,709)	(5,729)	(4,126)	(18,572)

Income (loss) from continuing operations	4,643	(5,826)	(8,384)	(33,227)
Interest expense, net	30,698	30,090	61,411	64,592
Income tax expense (benefit)	812	38	834	(455)
Depreciation and amortization (b)	23,837	24,356	48,256	49,464

EBITDA from continuing operations	59,990	48,658	102,117	80,374
Loss on asset impairments	—	310	—	310
Minority interest expense (income)	39	(671)	(308)	(1,617)
Loss on early extinguishments of debt	947	1,980	1,007	7,903
Equity investment adjustments:
Equity in (income) loss of affiliates	(206)	—	1,164	—
Distributions accrued from equity investments	791	—	791	—

Adjusted EBITDA from continuing operations	$61,561	$50,277	$104,771	$86,970

Loss from discontinued operations	$(3,709)	$(5,729)	$(4,126)	$(18,572)
Interest expense, net	—	(367)	—	(478)
Income tax benefit	—	(55)	—	(175)
Depreciation and amortization	237	1,077	704	3,130

EBITDA from discontinued operations	(3,472)	(5,074)	(3,422)	(16,095)
Loss on asset impairments	2,836	2,120	2,836	7,131
Loss on disposal of assets	1,037	4,584	1,037	11,530

Adjusted EBITDA from discontinued operations	$401	$1,630	$451	$2,566

Adjusted EBITDA, total operations	$61,962	$51,907	$105,222	$89,536

(a)	See the notes to the financial information for discussion of non-GAAP measures.

(b)	Depreciation and amortization includes the write-off of deferred financing costs totaling $0.2 million and $0.5 million for the three months ended June 30, 2005 and 2004, respectively, and $0.2 million and $1.7 million for the six months ended June 30, 2005 and 2004, respectively, related to our early extinguishments of debt during these periods.

HOTEL OPERATIONAL DATA

SCHEDULE OF COMPARABLE HOTEL RESULTS (a)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Number of hotels	61	61	61	61
Number of rooms	17,480	17,480	17,480	17,480
Comparable hotel revenues:
Rooms	$129,140	$117,441	$241,827	$226,288
Food and beverage	53,865	50,087	99,045	93,847
Other hotel operations	8,771	8,452	16,833	16,666

Comparable hotel revenues (b)	191,776	175,980	357,705	336,801

Comparable hotel expenses:
Room	30,811	28,780	59,178	56,453
Food and beverage	36,088	34,495	68,684	67,169
Other	5,970	5,846	11,622	11,614
General and administrative	28,751	27,206	57,115	54,990
Property operating costs, less management fees	24,074	22,467	46,958	44,888

Comparable hotel expenses (c)	125,694	118,794	243,557	235,114

Comparable Hotel Gross Operating Profit	66,082	57,186	114,148	101,687

Margin	34.5%	32.5%	31.9%	30.2%
Management Fees (c)	(4,791)	(4,390)	(8,936)	(8,407)
Property taxes, insurance and other (c)	(9,547)	(8,986)	(18,685)	(18,175)

Comparable Hotel EBITDA, excluding BI (d)	$51,744	$43,810	$86,527	$75,105

Margin	27.0%	24.9%	24.2%	22.3%
Hurricane business interruption gain	692	—	970	—

Comparable Hotel EBITDA, including BI (d)	$52,436	$43,810	$87,497	$75,105

Margin	27.3%	24.9%	24.5%	22.3%

(a)	See the notes to the financial information for discussion of non-GAAP measures, and comparable hotel results and statistics.

(b)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel revenues is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues per the consolidated statements of operations	$216,941	$211,280	$404,964	$404,339
Non-comparable hotel revenues	(23,953)	(33,972)	(44,190)	(64,913)
Office rental, parking and other revenue	(1,212)	(1,328)	(3,069)	(2,625)

Comparable hotel revenues	$191,776	$175,980	$357,705	$336,801

(c)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses, management fees, property taxes, insurance and other is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating expenses per the consolidated statements of operations	$184,751	$187,269	$359,269	$370,343
Non-comparable hotel expenses	(18,054)	(26,960)	(33,474)	(51,767)
General and administrative, corporate	(2,828)	(3,473)	(6,361)	(7,106)
Depreciation and amortization	(23,837)	(24,356)	(48,256)	(49,464)
Loss on asset impairments	—	(310)	—	(310)

Comparable hotel expenses, management fees, property taxes, insurance and other	$140,032	$132,170	$271,178	$261,696

(d)	The reconciliation of comparable hotel EBITDA to operating income per the consolidated statements of operations is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Comparable hotel EBITDA, including BI	$52,436	$43,810	$87,497	$75,105
Non-comparable results, net (e)	5,899	7,012	10,716	13,146
Office rental, parking and other revenue	1,212	1,328	3,069	2,625
General and administrative, corporate	(2,828)	(3,473)	(6,361)	(7,106)
Depreciation and amortization	(23,837)	(24,356)	(48,256)	(49,464)
Loss on asset impairments	—	(310)	—	(310)
Equity in income/loss of and interest earned from unconsolidated affiliates	2,940	1,600	4,575	3,200
Hurricane business interruption gain at non-comparable hotels	1,317	—	3,320	—

Operating Income	$37,139	$25,611	$54,560	$37,196

(e)	Non-comparable results, net represent all revenues and expenses, other than those of our comparable hotels, and specific revenues and expenses identified above: office rental, parking and other revenue; general and administrative, corporate; depreciation and amortization; loss on asset impairments and equity in income/loss of and interest earned from unconsolidated affiliates.

RECONCILIATION OF NET INCOME TO EBITDA (HURRICANE PROPERTIES)

(In thousands)

In August and September 2004, hurricanes caused substantial damage to a number of our hotels located in Florida. The hurricane damage and local evacuation orders also caused significant business interruption at many of our Florida properties, including the complete closure of certain hotels. As a result, seven of our hotels were substantially closed for the first quarter of 2005.

During the second quarter, Sanibel Inn, Seaside Inn, Song of the Sea, and Sundial Beach Resort reopened but were not fully operational for the entire quarter. Best Western Sanibel Island is expected to open in August and Holiday Inn Walt Disney World is expected to open in the fourth quarter. South Seas Island Resort on Captiva Island is gradually reopening as condominium units are already being returned for rental and many of the facilities will be fully operating by year-end.

The following is a reconciliation of Net Income to EBITDA for those seven hotels and Dunes Golf and Tennis Club on Sanibel Island:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
EBITDA:
Net income (loss) (a)	$(410)	$586	$474	$4,387
Depreciation and amortization	1,645	2,642	3,289	5,288

EBITDA (a)	$1,235	$3,228	$3,763	$9,675

(a)	Includes $1.3 million and $3.3 million of business interruption insurance gain at these seven hotels and Dunes Golf and Tennis Club in the three and six months ended June 30, 2005, respectively. We received an additional $0.7 million and $1.0 million of business interruption gain included in the 61 comparable hotels in the three and six months ended June 30, 2005, respectively.

DETAILED OPERATING STATISTICS BY MARKET, REGION AND LOCATION

Comparable hotels, same store basis (a)

			2nd Quarter 2005			2nd Quarter 2004			Percent Change in RevPAR
Market/Region/Location	Hotels	Rooms	ADR	Occ%	RevPAR	ADR	Occ%	RevPAR
Washington DC Metro (b)	10	2,112	$144.80	84.6%	$122.45	$133.46	81.9%	$109.33	12.0%
New Jersey	4	1,120	$132.44	66.7%	$88.35	$131.79	60.7%	$79.96	10.5%
Southern California (b)	3	1,034	$125.58	76.2%	$95.72	$105.94	75.4%	$79.90	19.8%
Northern California	2	764	$127.74	74.7%	$95.45	$118.97	78.7%	$93.61	2.0%
Orlando (c)	2	1,231	$90.80	72.3%	$65.11	$74.84	75.7%	$56.62	15.0%
Chicago	2	857	$123.26	71.2%	$87.71	$101.37	76.3%	$77.33	13.4%
Colorado	2	736	$91.05	60.9%	$55.44	$83.33	64.4%	$53.65	3.3%
Atlanta	2	650	$94.18	75.6%	$71.19	$81.37	80.3%	$65.37	8.9%
Dallas	2	598	$93.18	64.1%	$59.68	$89.75	57.2%	$51.30	16.3%
Houston	2	597	$113.49	68.8%	$78.05	$106.26	69.0%	$73.36	6.4%
All other markets (c)	30	7,781	$102.88	70.6%	$72.63	$96.02	70.2%	$67.37	7.8%

All Markets	61	17,480	$112.48	72.2%	$81.19	$102.60	72.0%	$73.87	9.9%

Middle Atlantic (b)	16	3,718	$140.56	79.1%	$111.17	$131.84	75.3%	$99.34	11.9%
South Central	11	3,281	$105.09	69.1%	$72.63	$99.66	66.9%	$66.69	8.9%
South Atlantic (c)	12	4,101	$100.48	71.8%	$72.15	$89.19	73.9%	$65.88	9.5%
Pacific (b)	8	2,593	$123.27	70.1%	$86.45	$110.05	71.0%	$78.16	10.6%
North Central	7	1,789	$103.69	70.0%	$72.56	$92.11	72.3%	$66.63	8.9%
Mountain	6	1,798	$83.63	69.3%	$57.93	$78.12	70.2%	$54.80	5.7%
New England	1	200	$91.07	74.7%	$68.02	$77.14	81.4%	$62.80	8.3%

All Regions	61	17,480	$112.48	72.2%	$81.19	$102.60	72.0%	$73.87	9.9%

Urban (b)	19	4,933	$134.63	78.0%	$104.97	$120.84	78.6%	$94.96	10.5%
Resort (c)	7	2,678	$107.58	69.8%	$75.13	$95.47	74.3%	$70.90	6.0%
Airport (b)	12	3,751	$93.21	73.2%	$68.25	$83.51	73.3%	$61.20	11.5%
Suburban	23	6,118	$106.88	67.9%	$72.59	$101.55	64.9%	$65.91	10.1%

All Locations	61	17,480	$112.48	72.2%	$81.19	$102.60	72.0%	$73.87	9.9%

(a)	See notes to financial information for discussion of comparable hotel operating results and statistics.

(b)	Excludes hotels acquired during the second quarter.

(c)	Excludes hotels significantly affected by the hurricanes in Florida.

DETAILED OPERATING STATISTICS BY MARKET, REGION AND LOCATION

Comparable hotels, same store basis (a)

			Six Months Ended June 30, 2005			Six Months Ended June 30, 2004			Percent Change in RevPAR
Market/Region/Location	Hotels	Rooms	ADR	Occ%	RevPAR	ADR	Occ%	RevPAR
Washington DC Metro (b)	10	2,112	$142.14	74.6%	$106.07	$126.50	75.3%	$95.21	11.4%
New Jersey	4	1,120	$130.42	59.0%	$76.92	$129.19	55.7%	$71.99	6.8%
Southern California (b)	3	1,034	$123.32	76.3%	$94.12	$110.15	76.1%	$83.87	12.2%
Northern California	2	764	$120.31	71.7%	$86.31	$113.30	76.3%	$86.47	-0.2%
Orlando (c)	2	1,231	$95.68	76.6%	$73.32	$79.83	75.3%	$60.09	22.0%
Chicago	2	857	$113.54	60.6%	$68.80	$95.39	65.6%	$62.58	9.9%
Colorado	2	736	$87.67	54.0%	$47.36	$81.40	61.1%	$49.76	-4.8%
Atlanta	2	650	$93.96	76.9%	$72.27	$81.95	82.5%	$67.59	6.9%
Dallas	2	598	$91.66	61.9%	$56.78	$88.48	58.1%	$51.43	10.4%
Houston	2	597	$110.84	68.5%	$75.93	$113.47	72.9%	$82.70	-8.2%
All other markets (c)	30	7,781	$103.01	68.9%	$70.99	$96.54	69.4%	$66.96	6.0%

All Markets	61	17,480	$110.65	69.1%	$76.44	$101.63	70.0%	$71.16	7.4%

Middle Atlantic (b)	16	3,718	$137.66	69.9%	$96.24	$126.64	69.1%	$87.48	10.0%
South Central	11	3,281	$100.94	66.5%	$67.09	$98.55	66.2%	$65.25	2.8%
South Atlantic (c)	12	4,101	$105.26	73.5%	$77.36	$93.05	74.8%	$69.61	11.1%
Pacific (b)	8	2,593	$119.90	70.4%	$84.36	$110.84	71.9%	$79.71	5.8%
North Central	7	1,789	$97.72	62.8%	$61.35	$87.97	65.4%	$57.53	6.6%
Mountain	6	1,798	$83.82	66.3%	$55.61	$78.88	68.7%	$54.16	2.7%
New England	1	200	$88.40	71.1%	$62.81	$74.65	80.7%	$60.22	4.3%

All Regions	61	17,480	$110.65	69.1%	$76.44	$101.63	70.0%	$71.16	7.4%

Urban (b)	19	4,933	$127.35	72.2%	$92.00	$115.31	74.1%	$85.42	7.7%
Resort (c)	7	2,678	$114.84	72.5%	$83.26	$101.94	74.9%	$76.31	9.1%
Airport (b)	12	3,751	$93.99	71.3%	$67.01	$83.75	73.0%	$61.10	9.7%
Suburban	23	6,118	$104.69	63.7%	$66.68	$101.15	62.8%	$63.57	4.9%

All Locations	61	17,480	$110.65	69.1%	$76.44	$101.63	70.0%	$71.16	7.4%

(a)	See notes to financial information for discussion of comparable hotel operating results and statistics.

(b)	Excludes hotels acquired during the second quarter.

(c)	Excludes hotels significantly affected by the hurricanes in Florida.

FORECASTED RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS

(In millions, except per share amounts)

	Three Months Ending September 30, 2005
	Low-end of range	High-end of range
Forecasted Funds from Operations:
Net loss (a)	$(21)	$(18)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	25	25
Unconsolidated affiliate adjustments	1	1
Minority interest to common OP unit holders	(1)	(1)
Loss on disposal of assets	—	—

Funds from operations	$4	$7
Weighted average diluted shares of common stock and common OP units outstanding	90	90

Funds from operations per diluted share	$0.04	$0.08

Funds From Operations, as adjusted:
Funds from operations	$4	$7
Loss on asset impairments	—	—
Loss on early extinguishments of debt	—	—

Funds from operations, as adjusted	$4	$7

Weighted average number of shares of common stock and common stock equivalents outstanding	90	90

Funds from operations per diluted share, as adjusted	$0.04	$0.08

	Year Ending December 31, 2005
	Low-end of range	High-end of range
Forecasted Funds from Operations:
Net loss (a)	$(46)	$(42)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	95	95
Unconsolidated affiliate adjustments	4	4
Minority interest to common OP unit holders	(1)	(1)
Loss on disposal of assets	1	1

Funds from operations	$53	$57
Weighted average number of shares of common stock and common OP units outstanding	90	90

Funds from operations per diluted share	$0.59	$0.63

Funds From Operations, as adjusted:
Funds from operations	$53	$57
Loss on asset impairments	3	3
Loss on early extinguishments of debt	1	1

Funds from operations, as adjusted	$57	$61

Weighted average number of shares of common stock and common stock equivalents outstanding	90	90

Funds from operations per diluted share, as adjusted	$0.63	$0.68

(a)	Forecasted net loss does not include any possible future losses on asset impairments, gains or losses on the sale of assets, gains or losses on early extinguishment of debt, or gains or losses on property damage insurance recoveries.

FORECASTED RECONCILIATION OF NET LOSS TO EBITDA

(In millions)

	Three Months Ending September 30, 2005
	Low-end of range	High-end of range
EBITDA and Adjusted EBITDA:
Net loss (a)	$(21)	$(18)
Interest expense, net	32	32
Depreciation and amortization	26	26

EBITDA	37	40
Loss on asset impairments	—	—
Loss on early extinguishments of debt	—	—
Equity investment adjustments:
Equity in (income) loss of affiliates	—	—
Distributions accrued from equity investments	1	1
Minority interest to common OP unit holders	(1)	(1)

Adjusted EBITDA	$37	40

	Year Ending December 31, 2005
	Low-end of range	High-end of range
EBITDA and Adjusted EBITDA:
Net loss (a)	$(46)	$(42)
Interest expense, net	123	124
Depreciation and amortization	100	100

	177	182
EBITDA
Loss on asset impairments	3	3
Loss on early extinguishments of debt	1	1
Equity investment adjustments:
Equity in (income) loss of affiliates	1	1
Distributions accrued from equity investments	3	3
Minority interest to common OP unit holders	(1)	(1)
Loss on disposal of assets	1	1

Adjusted EBITDA	$185	190

(a)	Forecasted net loss does not include any possible future losses on asset impairments, gains or losses on the sale of assets, gains or losses on early extinguishment of debt, or gains or losses on property damage insurance recoveries.

NOTES TO FINANCIAL INFORMATION

Funds From Operations

Substantially all of our non-current assets consist of real estate, and, in accordance with accounting principles generally accepted in the United States, or GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline ratably over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP operating measures for real estate companies to be more informative and useful when other measures, adjusted for depreciation and amortization, are also presented.

In an effort to address these concerns, the National Association of Real Estate Investment Trusts, or NAREIT, adopted a definition of Funds From Operations, or FFO. NAREIT defines FFO as net income (computed in accordance with GAAP) excluding gains or losses from sales of real estate, real estate-related depreciation and amortization, and after comparable adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. Extraordinary items and cumulative effect of changes in accounting principles as defined by GAAP are also excluded from the calculation of FFO. As defined by NAREIT, FFO also does not include reductions from asset impairment charges. The SEC, however, recommends that FFO include the effect of asset impairment charges, which is the presentation we have adopted for all historical presentations of FFO. We believe FFO is an indicative measure of our operating performance due to the significance of our hotel real estate assets and provides beneficial information to investors.

Adjusted FFO represents FFO excluding the effects of gains or losses on early extinguishments of debt, write-offs of deferred financing costs and, in accordance with the NAREIT definition of FFO, asset impairment charges. We exclude the effects of gains or losses on early extinguishments of debt, write-offs of deferred financing costs and asset impairment charges because we believe that including them in Adjusted FFO does not fully reflect the operating performance of our remaining assets. We believe Adjusted FFO is useful for the same reasons we believe that FFO is useful, but we also believe that Adjusted FFO enables us and the investor to consider our operating performance without considering the items we exclude from our definition of Adjusted FFO, which have no cash effect in the periods considered.

Consolidated Earnings Before Interest, Income Taxes, Depreciation and Amortization

EBITDA represents consolidated earnings before interest, income taxes, depreciation and amortization and includes operations from the assets included in discontinued operations. We further adjust EBITDA for the effect of capital market transactions that would result in a gain or loss on early extinguishments of debt, the earnings effect and distributions accrued related to equity method investments, as well as the earnings effect of asset dispositions and any impairment assessments, resulting in the measure that we refer to as “Adjusted EBITDA.” We exclude the effect of gains or losses on early extinguishments of debt, the earnings effect and distributions accrued related to equity method investments, as well as the earnings effect of asset dispositions and impairment assessments because we believe that including them in Adjusted EBITDA does not fully reflect the operating performance of our remaining assets.

We also believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful in evaluating our operating performance. Furthermore, we use Adjusted EBITDA to provide a measure of performance that can be isolated on an asset by asset basis to determine overall property performance. We believe that the rating agencies and a number of our lenders also use Adjusted EBITDA for those purposes. We also use Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions.

Comparable Hotel Operating Results and Statistics

We present certain operating statistics (i.e., RevPAR, ADR and average occupancy) and operating results (revenues, expenses and operating profit) for the periods included in this report on a comparable hotel basis as supplemental information for investors. We define our comparable hotels as properties (i) that are owned by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared, (ii) that have not sustained substantial property damage during the reporting periods being compared, and (iii) that are not planned for disposition as of the end of the period. Of the 72 hotels that we owned as of June 30, 2005, 61 have been classified as comparable hotels. The operating results of seven hotels significantly affected by the hurricanes in Florida in August and September 2004, one sold in July, one which we intend to dispose of, and the two hotels acquired in 2004 that we owned as of June 30, 2005, are excluded from comparable hotel results for these periods.

We present these comparable hotel operating results by eliminating corporate-level revenues and expenses, as well as depreciation and amortization and loss on asset impairments. We eliminate corporate-level revenues and expenses to arrive at property-level results because we believe property-level results provide investors with supplemental information into the ongoing operating performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes over time. Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. We eliminate loss on asset impairments because these non-cash expenses are primarily related to our non-comparable properties, and do not reflect the operating performance of our comparable assets.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent that they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating the ongoing performance of the Company, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.